UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Maxwell Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 12, 2016, Maxwell Technologies, Inc. (the “Company”) filed a Form 8-K with the Securities and Exchange Commission containing the following information:
On May 12, 2016, the Board of Directors (the “Board”) of the Company appointed Steven Bilodeau to serve as a director of the Company, effective immediately, and named Mr. Bilodeau to each of the standing committees of the Board.
Mr. Bilodeau served as President and Chief Executive Officer of Standard Microsystems Corporation (“SMSC”), a semiconductor manufacturer, from 1999 until 2008. Mr. Bilodeau currently serves as a director of Cohu, Inc. (Nasdaq: COHU), a global leader in test handling, thermal subsystems, package inspection, contactors and MEMS test solutions used by the semiconductor industry, where he currently serves on the Audit, Compensation and Governance & Nominating Committees and serves as the chairperson for the Compensation Committee. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, and as SMSC's Chairman of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp, Conexant Systems, Inc. and Gennum Corporation. He holds both Bachelor of Science and Master of Science degrees in engineering from the Massachusetts Institute of Technology as well as a Master of Business Administration from the Harvard Business School. The Company’s Certificate of Incorporation and Bylaws provide for its Board to be divided into three classes, with each class having a three-year term. Mr. Bilodeau will be a member of Class I of directors, with a term of office expiring at the Company’s annual meeting of stockholders expected to be held in 2018.
Mr. Bilodeau will participate in the Company’s standard compensation program for non-employee directors, as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 29, 2016. Mr. Bilodeau will also enter into the Company’s standard form of indemnification agreement.
The selection of Mr. Bilodeau to serve as a member of the Board was not pursuant to any arrangement or understanding between Mr. Bilodeau and any other person.